                                                                Exhibit 99.3(ii)



                                      June 10, 1996



New England Variable Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Gentlemen:

In my capacity as Chief Actuary of New England Variable Life insurance Company (the "Company"), I have provided actuarial advice concerning:

       The preparation of Pre-Effective Amendment No. 1 to the registration statement on Form S-6 (File No. 33-65263) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

       The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The percentage of sales load under a Policy will never exceed nine per cent of payments made thereon.

2. The illustrations of death benefits, net cash values, accumulated premium, internal rates of return on net cash values and internal rates of return on death benefits shown in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between the initial premiums and policy benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male and female insureds, aged 50 and 70, or for joint insureds (male aged 65 and female aged 60) in the underwriting class illustrated than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

3. The information contained in the description of historical investment experience in Appendix B, based on the assumptions stated in the Appendix, is consistent with the provisions of the Policies.

I hereby consent to the filing of this opinion as an Exhibit to this Pre-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

                                 Sincerely,


                                 By:  /s/ Rodney J. Chandler
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                                      Rodney J. Chandler, F.S.A., M.A.A.A.
                                      Chief Actuary

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